Exhibit 10.5

Restricted Stock Agreement

Granted Under 2005 Stock Incentive Plan

AGREEMENT made this      day of                     , [2005], between Boston Communications Group, Inc., a Massachusetts corporation (the “Company”), and                                  (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

Purchase of Shares.

The Company shall issue and sell to the Participant, and the Participant shall purchase from the Company, subject to the terms and conditions set forth in this Agreement and in the Company’s 2005 Stock Incentive Plan (the “Plan”), [            ] shares (the “Shares”) of common stock, $0.01 par value, of the Company (“Common Stock”), at a purchase price of $.01 per share. The aggregate purchase price for the Shares shall be paid by the Participant by check payable to the order of the Company or such other method as may be acceptable to the Company. Upon receipt by the Company of payment for the Shares, the Company shall issue to the Participant one or more certificates in the name of the Participant for that number of Shares purchased by the Participant. The Participant agrees that the Shares shall be subject to the purchase options set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

Purchase Option.

In the event that the Participant ceases to be employed by the Company for any reason or no reason, with or without cause, prior to [Date XX, 20XX], the Company shall have the right and option (the “Purchase Option”) to purchase from the Participant, for a sum of $0.01 per share (the “Option Price”), some or all of the Unvested Shares (as defined below).

“Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time the Purchase Option becomes exercisable by the Company. The “Applicable Percentage” shall be (i) XX% during the 12-month period ending [Date XX, 20XX], (ii) XX percent (XX%) during the twelve month period commencing [Date XX, 20XX] and ending [Date XX, 20XX], (iii) XX percent (XX%) during the twelve month period commencing [Date XX, 20XX] and ending [Date XX, 20XX], and (iv) zero on or after [Date XX, 20XX].

For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company and service to the Company as an advisor, consultant or member of the Board of Directors of the Company.

The vesting schedule set forth above is subject to the provisions of [INSERT LEGAL CITE - CHANGE IN CONTROL AGREEMENT].

Exercise of Purchase Option and Closing.

The Company may exercise the Purchase Option by delivering or mailing to the Participant (or his estate), within 90 days after the termination of the employment of the Participant with the Company, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Shares to be purchased. If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 90-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 90-day period.

Within 10 days after delivery to the Participant of the Company’s notice of the exercise of the Purchase Option pursuant to subsection (a) above, the Participant (or his estate) shall, pursuant to the provisions of the Joint Escrow Instructions referred to in Section 5 below, tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Promptly following its receipt of such certificate or certificates, the Company shall pay to the Participant the aggregate Option Price for such Shares (provided that any delay in making such payment shall not invalidate the Company’s exercise of the Purchase Option with respect to such Shares).

After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by check) or both.

The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 2 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

The Company may assign its Purchase Option to one or more persons or entities.

Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that are subject to the Purchase Option, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4, and the Purchase Option ) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.

Escrow.

The Participant agrees that Unvested Shares shall be held in escrow until such time as they shall become vested pursuant to Section 2(a) of this Agreement, and that certificates representing Shares shall not be released to the Participant until such time as the Secretary of the Company shall have authorized their release in an instruction letter to the Company’s Transfer Agent. The Participant shall simultaneously herewith, execute a stock assignment duly endorsed in blank, in the form attached to this Agreement as Exhibit A. The Participant acknowledges that it shall have the right to withdraw from escrow only those Shares as to which the Purchase Option has expired. Upon any purchase by the Company of Shares pursuant to this Agreement, the Secretary of the Company shall give the Participant a written notice specifying the purchase price for the Shares and the time for the closing of such transaction at the principal office of the Company. The Participant hereby irrevocably authorizes and directs the Secretary of the Company to close such transaction in accordance with the terms of said notice. The Secretary is further hereby authorized, at the Closing, (i) to date the stock assignment form or forms necessary for the transfer of the Shares, (ii) to fill in on such form or forms the number of Shares being transferred, and (iii) to deliver same, together with the certificate or certificates evidencing the Shares to be transferred, to the Company against the simultaneous delivery to the Participant of the purchase price for the Shares being purchased pursuant to this Agreement. Subject to the terms of this Agreement, the Participant shall exercise all rights and privileges of a stockholder of the Company while the Shares are held in escrow.

Restrictive Legends.

All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

Withholding Taxes; Section 83(b) Election.

The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Participant or the lapse of the Purchase Option.

The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are purchased rather than when and as the Company’s Purchase Option expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

Miscellaneous.

No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(e).

Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Boston Communications Group, Inc.

By:
Print Name:
Title:
Date:

Participant

(Signature)

Print Name of Participant

Date Signed:

Exhibit A

(STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE)

FOR VALUE RECEIVED, I hereby sell, assign and transfer unto Boston Communications Group, Inc., (            ) shares of Common Stock, $0.01 par value per share, of Boston Communications Group, Inc. (the “Corporation”) standing in my name on the books of the Corporation represented by Certificate(s) Number                  herewith, and do hereby irrevocably constitute and appoint Equiserve, Inc. attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

(Signature)

(Print Name)

IN THE PRESENCE OF:

(Witness Signature)